EXHIBIT 99.1

Apollo Global Management Appoints Robert Kraft as New Independent Director

New York, NY. May 8, 2014 - Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, "Apollo") today announced that Robert K. Kraft has been appointed to the Board of Directors of Apollo Global Management, LLC, and to the Board’s Conflicts Committee, effective immediately.  Mr. Kraft’s appointment to the newly created position will bring the number of independent directors on Apollo’s Board to five out of a total of eight seats.

Leon Black, Chairman and Chief Executive Officer of Apollo said, “We are very pleased to welcome Robert Kraft to Apollo’s Board of Directors. He is a seasoned executive and an exceptional leader, and our company will benefit greatly from his insights and expertise.”

Mr. Kraft is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, the New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation.  Mr. Kraft serves on a number of National Football League committees, including the Executive Committee, the Finance Committee and the Broadcast Committee where he serves as Chairman.  Mr. Kraft also serves as Chairman for both the New England Patriots Charitable Foundation and the Robert and Myra Kraft Family Foundation.  In addition, Mr. Kraft serves on the Board of Directors for Viacom and the Executive Committee of the Dana-Farber Cancer Institute, and he is a Trustee Emeritus of Columbia University and a Trustee of Boston College.

Apollo Global Management, LLC’s other independent directors include Michael Ducey (former President and Chief Executive Officer of Compass Minerals International, Inc.), Paul Fribourg (Chairman and Chief Executive Officer of Continental Grain Company), A.B. Krongard (former Executive Director of the Central Intelligence Agency and former Chairman and Chief Executive Officer of Alex. Brown, Incorporated), and Pauline Richards (Chief Operating Officer of Armour Reinsurance Group Limited).

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Toronto, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $161 billion as of December 31, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Contact Information

For investor inquiries regarding Apollo, please contact:

Gary M. Stein
Head of Corporate Communications
Apollo Global Management, LLC
212-822-0467
gstein@apollolp.com

Noah Gunn
Investor Relations Manager
Apollo Global Management, LLC
212-822-0540
ngunn@apollolp.com

For media inquiries regarding Apollo, please contact:

Charles Zehren
Rubenstein Associates, Inc. for Apollo Global Management, LLC
(212) 843-8590
czehren@rubenstein.com